For Immediate Release

                               Contact:   Louis J. Altieri,
                                          VP Finance & Administration
                                          ECCS, Inc.
                                          732-747-6995


                 ECCS, Inc. Announces Equity Financing Agreement


Tinton Falls, NJ January 31, 2001 - ECCS, Inc. (Nasdaq:ECCS) today announced that it has reached agreement in principal for a private equity placement of $2,000,000 to $4,000,000 of 6% Convertible Preferred Stock. The Company is seeking a waiver by Nasdaq of its rules to permit the issuance of the convertible stock, since approval by shareholders previously solicited by proxy was not received in time. The Company is planning to have this transaction completed within the next several weeks subject to the satisfaction of certain conditions; the Company cannot make any assurances that such private placement will be consummated. The securities to be offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an exemption from the U. S. registration requirements. The offering proceeds will be utilized for general corporate purposes, including the financing of our 2001 business plan.

The Company is also working to complete the sale of certain assets related to its discontinued development efforts on the SANStar initiative, as previously announced.

ECCS, Inc., an innovative high-technology company based in Tinton Falls, NJ, serves e-commerce, major corporate, government, and other customers by supplying fault-tolerant systems and software that store, protect, and manage data in complex networks with greater ease and cost savings. ECCS data storage systems - including Synchronix 2000(TM), Synchronix 2500(TM), Synchronix 3000(TM), Synchronix SAN(TM) and the Synchronection 2(TM) systems - are modular units that can be tailored and stacked to meet customer's specific and expanding data storage requirements.

This release contains forward-looking statements under the Federal Securities Laws. Actual results could vary materially. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, changes in business conditions, changes in ECCS' sales strategy and product development plans, changes in the data storage or network marketplace, competition between ECCS and other companies that may be entering the data storage host/network attached markets, competitive pricing pressures, continued market acceptance of ECCS' open systems products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time-to-time in ECCS' filings at the U.S. Securities and Exchange Commission.